Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the rights of our authorized capital stock and related provisions of our Articles of Amalgamation as amended (the “Articles”), General By-Law 2003-1 and By-Law 2015-1 (together, the “By-Laws”) and applicable Canadian law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, By-Laws and Canada Business Corporations Act (the “CBCA”).
Authorized Capital Stock
Our authorized capital stock consists of: (a) an unlimited number of voting common shares without par value (the “Common Shares”), and (b) an unlimited number of non-voting Class A preferred shares without par value (the “Class A Preferred Shares”). The Articles do not contain limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s shares.
Common Shares
Voting - Each Common Share entitles the holder thereof to one vote at all meetings of the shareholders of the Company.
Payment of Dividends - The holders of the Company’s common shares are entitled to receive during each year, as and when declared by the Board of Directors, dividends payable in money, property or by issue of fully-paid shares of the capital of the Company.
Distribution of Assets Upon Winding-Up - In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Company’s common shares are entitled to receive the remaining property of the Company.
Fully Paid and Nonassessable - All of the outstanding shares of common stock are fully paid and nonassessable.
Other Rights - Holders of our common stock have no preemptive, subscription, redemption or conversion rights.
The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue, as described below.
Class A Preferred Shares
The Board of Directors may at any time and from time to time issue non-voting Class A Preferred Shares in one or more series, each series to consist of such number of shares, designation, rights, restrictions, conditions and limitations (including any sinking fund provisions) as may, before the issuance thereof, be determined by the Board of Directors. The Class A Preferred Shares are entitled to preference over the Common Shares with respect to the payment of dividends. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the Class A Preferred Shares will, before any amount is paid to, or any property or assets of the Company distributed among, the holders of the Common Shares, be entitled to receive: (i) an amount equal to the amount paid-up on such shares together with, in the case of cumulative Class A Preferred Shares, all unpaid cumulative dividends and, in the case of non-cumulative Class A Preferred Shares, all declared and unpaid non-cumulative dividends; and (ii) if such liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the Class A Preferred Shares if they had been called for redemption by the Company on the date of distribution.
Change of Control Related Provisions of Our Articles and By-Laws and Canadian Law
A number of provisions in the Articles and By-Laws and under the CBCA may make it more difficult to acquire control of the Company. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our Board of Directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of the Company;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our Board of Directors will have sufficient time to act in what it believes to be in the best interests of the Company and our shareholders; and

•	encourage persons seeking to acquire control of us to consult first with our Board of Directors to negotiate the terms of any proposed business combination or offer.
Generally, under the CBCA, amendments can only be made to organizational documents of the Company with shareholder approval, with changes to the By-Laws being made by the Board of Directors and in force pending ratification by the shareholders. Certain types of amendments to the Articles (for example, changes affecting rights of the class of shares) require a two-thirds majority approval.
The Company has in place an advance notice by-law setting out the timing and process for shareholders to propose matters for approval at a shareholder meeting, as well as a Shareholder Rights Plan Agreement by and between the Company and AST Trust Company (Canada) dated June 6, 2019 that provides certain protections to shareholders in the case of unsolicited or hostile take-over bids.
Vacancies
The By-Laws provide that the number of directors shall be fixed by the Board of Directors, and the precise number determined from time to time. The Board of Directors must have at least four directors, at least two of whom are not officers or employees of the Company or its affiliates. At least 25% of the directors must be resident Canadians. If there are fewer than four directors, at least one director must be a resident of Canada.
If the number of directors is increased by the Board of Directors, the resulting vacancies may be filled at a meeting of the shareholders duly called for that purpose. If a vacancy should otherwise occur in the Board of Directors, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the term. In the absence of a quorum, the remaining directors may call a meeting of shareholders to fill the vacancy. Where a vacancy or vacancies exist in the Board of Directors, the remaining directors may exercise all of the powers of the Board of Directors so long as quorum remains in office.

Advance Notice Requirement for Nomination of New Directors and Presentation of New Business at Meetings of Shareholders; Calling Shareholder Meetings; Action by Written Consent
The By-Laws require advance notice for nominations of directors by shareholders. Generally, in the case of an annual meeting of shareholders, a shareholder must provide notice to the Secretary of the Company not less than 30 days prior to the date of the annual meeting, and, in the event of a special meeting, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.
Any action taken by the shareholders may be effected at a duly called annual or special meeting. Special meetings of the shareholders may be called by a written request to the Board of Directors signed by shareholders holding collectively not less than 5% of the outstanding Common Shares or by the Board of Directors, the Chairman of the Board of Directors, or a President or Vice President who is on the Board of Directors. In addition, a resolution in writing signed by all of the shareholders of the Company entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of shareholders. These provisions make it more procedurally difficult for a shareholder to place a director nomination on the meeting agenda or to call a special meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors.
Transfer Agent
The transfer agent for the Common Shares is AST Trust Company (Canada).
Listing
Our common stock is traded in Canada on the Toronto Stock Exchange under the trading symbol “ITP” and in the United States on the OTC Pink Marketplace under the trading symbol “ITPOF”.
Tax Treaty

The United States-Canada Income Tax Convention (1980), as amended (the “Treaty”), contains provisions that reduce the withholding tax rate on dividends paid by the Company. Under subparagraph 2(b) of Article X of the Treaty, the withholding tax rate is reduced to 15% on dividends paid by the Company to a resident of the US who is the beneficial owner of such dividend and is eligible for benefits under the Treaty. Under subparagraph 2(a) of Article X of the Treaty, the rate is further reduced to 5% where the beneficial owner of the dividend is a corporation resident in the US that is eligible for benefits under the Treaty and that owns at least 10% of the voting stock of the Company.